Exhibit 99.1

February 2, 2005
FOR IMMEDIATE RELEASE

Food and Beverage Industry Veteran Joins Pliant Board of Directors

Schaumburg, IL– Harold Bevis, President and CEO of Pliant Corporation, announced today that John D. Bowlin is joining the company’s Board of Directors, effective immediately.

Mr. Bowlin is a recognized leader in the consumer packaged goods industry. Mr. Bowlin was most recently President and CEO of Miller Brewing prior to their acquisition by SAB. Prior to Miller Brewing, Mr. Bowlin was President and Chief Operating Officer of Kraft Foods NA as well as President and Chief Executive Officer of Kraft International. He also held the position of President of Oscar Mayer Foods. He began his career at General Foods, and holds an MBA from Columbia University and a BS from Georgetown University.

“We are very pleased to have John join the Pliant organization,” stated Bevis. “His considerable experience in driving innovation, revenue growth and profitability enhancement within the food and beverage industry, Pliant’s largest end market, will be invaluable to Pliant’s on-going performance and our future direction. John brings a wealth of knowledge with him and we are honored to have him creating value with our team.”

Mr. Bowlin is also a member of the Board of Directors of the Rayovac Corporation.

Also joining the Board of Pliant Corporation is Sean Epps, an executive officer of J.P. Morgan Partners, the company’s principal stockholder. Mr. Epps has extensive experience managing JP Morgan Partners’ portfolio companies, and is also on the Board of Directors of Brand Services, Inc. and Chromalox Corporation. Mr. Epps holds a BA from Hamilton College and an

MBA from The Wharton School, University of Pennsylvania. Mr. Epps is replacing Donald J. Hoffmann, Jr., who is stepping down from the Pliant Board of Directors.

Pliant Corporation is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial and agricultural markets. The Company operates 25 manufacturing and research and development facilities around the world, and employs approximately 3,015 people.

For more information, please contact Lori Roberts, Pliant’s Senior Vice-President of Human Resources, at (847) 969-3357 or visit www.pliantcorp.com

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, including, but not limited to, the Company’s ability to fulfill its obligations under the agreements and meet milestones thereunder, successful completion of product research and development, the success of product tests and commercialization risks. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC.

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